SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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PS BUSINESS PARKS, INC.

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701 Western Avenue

Glendale, California 91201-2349

March 24, 2016

Dear PS Business Parks, Inc. Shareholder:

On behalf of the Board of Directors of PS Business Parks, Inc., I am pleased to invite you to our 2016 Annual Meeting of Shareholders on Tuesday, April 26, 2016, at 10:00 a.m., Pacific Daylight Time, at the Westin Pasadena, 191 North Los Robles Avenue, Pasadena, California 91101.

We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet, by telephone or, if you elect to receive printed proxy materials, by mail by following the instructions on the proxy card or the voting instruction card. Of course, even if you vote your shares ahead of time, you may still attend the meeting.

Thank you for your continued support of PS Business Parks. We look forward to seeing you at our 2016 Annual Meeting.

Sincerely,
Joseph D. Russell, Jr.
Chief Executive Officer

NOTICE OF THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Date	Tuesday, April 26, 2016

Time	10:00 a.m., Pacific Daylight Time

Place	Westin Pasadena
191 North Los Robles Avenue
Pasadena, California 91101

Matters to be Voted On	● Election of Directors

● Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2016

● Advisory vote to approve executive compensation

● Any other matters that may properly be brought before the meeting

By order of the Board of Directors,

Edward A. Stokx

Executive Vice President, Chief Financial Officer and Secretary

March 24, 2016

Please vote promptly.

If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. See “How proxies will be voted” on page 44 of this proxy statement.

We sent a Proxy Statement to shareholders of record at the close of business on March 1, 2016, together with an accompanying form of proxy card and Annual Report, on or about March 24, 2016.

The shareholders of record of PS Business Parks, Inc. common stock at the close of business on March 1, 2016 will be entitled to vote at the meeting or any postponement or adjournments thereof.

Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding Availability of Proxy Materials for the 2016 Annual Meeting: This proxy statement and our 2015 Annual Report are available at the Investor Relations section of our website (psbusinessparks.com).

2016 Proxy Summary

2016 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting.

Proxy statement

Your vote is very important. The Board of Directors (the Board) of PS Business Parks, Inc. (the Company or PS Business Parks) is requesting that you allow your PS Business Parks shares of Common Stock (the Common Stock) to be represented at the annual meeting by the proxies named on the proxy card.

This proxy statement is being sent or made available to you in connection with this request and has been prepared for the Board by our management. This proxy statement is being sent and made available to our shareholders on or about March 24, 2016.

Annual meeting overview

MATTERS TO BE VOTED ON

The Board recommends you vote FOR each director nominee and FOR each of the following proposals (for more information, see pages referenced):

1.	Election of directors	4

2.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2016	19

3.	Advisory vote to approve executive compensation	22

4.	Any other matters that may properly be brought before the meeting

PS Business Parks • 2016 Proxy Statement • 1

2016 Proxy Summary

Election of Directors

The Board of Directors has nominated the eight incumbent directors listed below for re-election. If re-elected by shareholders at our annual meeting, they will be expected to serve until next year’s annual meeting.

The Board of Directors has nominated eight directors, six of whom are independent.

Nominee	Age	Principal Occupation	Director Since	Committee Membership

Ronald L. Havner, Jr.	58	Chairman, Chief Executive Officer and President of Public Storage	1998

Joseph D. Russell, Jr.	56	Chief Executive Officer of PS Business Parks	2003

Jennifer Holden Dunbar	53	Co-Founder and Managing Director of Dunbar Partners, LLC	2009	Audit and Compensation

James H. Kropp (Independent Presiding Director)	67	Chief Investment Officer at SLKW Investments LLC and Chief Financial Officer of Microproperties LLC	1998	Compensation (Chair) and Nominating/Corporate Governance

Sara Grootwassink Lewis	48	Chief Executive Officer of Lewis Corporate Advisors, LLC	2010	Audit (Chair) and Nominating/Corporate Governance

Gary E. Pruitt	66	Retired Chairman and Chief Executive Officer of Univar N.V.	2012	Audit

Robert S. Rollo	68	Retired Senior Partner of Heidrick and Struggles	2013	Nominating/Corporate Governance (Chair) and Compensation

Peter Schultz	68	Retired Chief Executive Officer of The Beacon Group, Inc.	2012	Audit

PS Business Parks • 2016 Proxy Statement • 2

2016 Proxy Summary

Performance and Compensation Highlights

•    PS Business Parks continued its strong performance in 2015 under the leadership of our CEO Joseph Russell and the Company’s senior management, supported by the oversight of our Board of Directors.

•    Below are highlights relating to the Company’s performance and compensation program.

Strong 2015 performance continues to support sustained shareholder value

●     We delivered 13% in total shareholder return (TSR) in 2015, following 10% in 2014. Since 1995, our TSR has averaged 13% per year vs. 8% for the S&P 500 companies.

●     We increased our quarterly dividends from $0.50 per share to $0.60 per share in 2015 and to $0.75 per share in the first quarter of 2016.

●     Same store revenues grew by 3.2%.

●     Core FFO per common share grew by 2.1%.

●     Rental income increased $19.1 million.

We maintain a conservative balance sheet with a focus on low leverage and cash flow

●     We continued to maintain a conservative balance sheet, which is structured with minimal traditional bank debt and the use of permanent preferred equity.

●     We have one of the lowest leverage levels in the REIT industry.

●     By virtue of historically low leverage, a consistently conservative financial posture and robust earnings capability, our credit rating was upgraded to “A-” by Standard & Poor’s in 2015.

●     We are one of only a handful of REITs to enjoy this excellent credit rating.

Our compensation program is rigorous and long-term focused

●     Our compensation program reflects the Board’s philosophy of paying for performance and incentivizing our executive officers to create long-term shareholder value.

●     Almost 82% of the compensation for our named executive officers (named executive officers or NEOs) is “at risk“ and tied to the achievement of performance goals that are key drivers to the success of our business.

●     Equity award grants to named executive officers vest over four years.

●     We had strong stock retention guidelines under our previous long-term incentive compensation plan, all of which were met by our named executive officers.

●     In 2015, we implemented robust stock ownership guidelines for our named executive officers.

CEO pay level reflects our performance

●     Our CEO and the other named executive officers delivered strong results for the Company as a whole and across all of our business segments.

●     Our CEO’s compensation package has remained unchanged from 2013 through 2015.

●     Equity compensation comprised of all of the approximately 37% increase in the value of our CEO’s total 2015 compensation over 2014 levels[1] (cash compensation for our CEO actually decreased from 2014 to 2015).

We have a strong governance structure

●     Our Independent Presiding Director provides many of the governance checks and balances that would be performed by an independent Chairman of the Board.

●     Our Board and its committees maintained strong oversight over our management and business in holding a total of 16 meetings and calls on financial and operational results, governance, compensation and other topics.

1 As reported in the Summary Compensation Table and its footnotes on page 34.

PS Business Parks • 2016 Proxy Statement • 3

Proposal 1:

Election of directors

Our Board of Directors has nominated eight directors, who, if elected by shareholders at our annual meeting, will be expected to serve until next year’s annual meeting. All nominees are currently directors of the Company.

RECOMMENDATION: Vote FOR all nominees

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PROPOSAL 1 – ELECTION OF DIRECTORS

Executive Summary

In evaluating potential candidates for service on the Board, the Nominating/Corporate Governance Committee of our Board (the Nominating/Corporate Governance Committee) and the Board have and exercise broad discretion to select director candidates who will best serve the Board and PS Business Parks in the current and anticipated business environment. The goal in the vetting and nomination process is to achieve an appropriate balance of knowledge, experience and capability on the Board. The Board, through the Nominating/Corporate Governance Committee, considers the following experience, qualifications, attributes and skills of both potential director nominees and existing members of the Board:

•	Senior leadership experience
•	Accounting/financial expertise
•	Public company board experience
•	Industry experience
•	Operational management
•	Capital markets/banking
•	Government
•	Legal and regulatory compliance
•	Diversity (gender, race, nationality and other attributes)

Our director nominees have qualifications, skills and experience relevant to our business. Each director has experience, mainly at senior executive levels, in other organizations, and a majority of the directors hold or have held directorships at other U.S. public companies. Our directors have served as chief executive officers and have demonstrated superb leadership, intellectual and analytical skills gained from deep experience in management and corporate governance.

About the Director Nominees

Our Board consists of nine directors, seven of whom are independent. Each nominee is presently a director of PS Business Parks and was previously elected by our shareholders. Except for Michael V. McGee, who is not running for re-election, the Nominating/Corporate Governance Committee recommended and the Board has nominated each of our incumbent directors for re-election to the Board. If re-elected, each of the eight directors will serve for the one-year term beginning with our 2016 Annual Meeting, or until their successors, if any, are elected or appointed. We believe that each nominee for election as a director will be able to serve if elected.

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Nominees’ Qualifications and Experience

The Nominating/Corporate Governance Committee has nominated the eight incumbent directors listed below for re-election. All of the nominees are currently serving as directors. The Board believes that these nominees provide the Company with the combined skills, experience and personal qualities needed for an effective and engaged Board. We recommend that you vote FOR each nominee.

The Board of Directors has nominated eight directors, six of whom are independent.

Nominee	Age	Principal Occupation	Director Since	Committee Membership

Ronald L. Havner, Jr.	58	Chairman, Chief Executive Officer and President of Public Storage	1998

Joseph D. Russell, Jr.	56	Chief Executive Officer of PS Business Parks	2003

Jennifer Holden Dunbar	53	Co-Founder and Managing Director of Dunbar Partners, LLC	2009	Audit and Compensation

James H. Kropp (Independent Presiding Director)	67	Chief Investment Officer at SLKW Investments LLC and Chief Financial Officer of Microproperties LLC	1998	Compensation (Chair) and Nominating/Corporate Governance

Sara Grootwassink Lewis	48	Chief Executive Officer of Lewis Corporate Advisors, LLC	2010	Audit (Chair) and Nominating/Corporate Governance

Gary E. Pruitt	66	Retired Chairman and Chief Executive Officer of Univar N.V.	2012	Audit

Robert S. Rollo	68	Retired Senior Partner of Heidrick and Struggles	2013	Nominating/Corporate Governance (Chair) and Compensation

Peter Schultz	68	Retired Chief Executive Officer of The Beacon Group, Inc.	2012	Audit

PS Business Parks • 2016 Proxy Statement • 6

Proposal 1

Ronald L. Havner, Jr., 58

Director since 1998

Chairman, Chief Executive Officer and President of Public Storage

DIRECTOR QUALIFICATION HIGHLIGHTS

● Extensive leadership experience ● Extensive Company and industry knowledge

Mr. Havner has been Chairman of the Board of PS Business Parks since March 1998. Mr. Havner has been Chief Executive Officer of Public Storage since November 2002. Mr. Havner also serves as a director of AvalonBay Communities, Inc. and California Resources Corp. Mr. Havner was the 2014 Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT).

Mr. Havner’s qualifications for election to the PS Business Parks Board include his extensive leadership experience and Company and industry knowledge as the Company’s previous Chief Executive Officer.

In considering the nomination of Mr. Havner for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered each of the qualifications above, including Mr. Havner’s experience in having served as our Chairman since 1998, and as our former chief executive officer.

The Nominating/Corporate Governance Committee and the Board also consider whether Mr. Havner’s role as Chairman and Chief Executive Officer of Public Storage and his service on two other public company boards would enable him to commit sufficient focus and time to perform responsibly his duties as a Chairman of PS Business Parks. In determining that these other commitments would not prevent him from responsibly performing these duties, the Nominating/Corporate Governance Committee and the Board considered the substantial overlap between his duties as Chief Executive Officer and Chairman of Public Storage and his duties as a director of PS Business Parks, particularly given Public Storage’s 42% ownership of PS Business Parks, the fact that PS Business Parks’ financial results are reflected in Public Storage’s financial statements under the equity method of accounting, and the contractual relationships between Public Storage and PS Business Parks, including the management agreement, property management agreement, license agreement and cost sharing and administration services agreement. In addition, Mr. Havner was the President and CEO of PS Business Parks from 1997 to 2002.

Given this substantial overlap in duties, the Nominating/Corporate Governance Committee and the Board treated his board service for Public Storage and PS

Business Parks as a single directorship for purposes of assessing the number of public company boards to which he is committed. In doing so, the Nominating/Corporate Governance Committee and the Board recognize that in 2013 a proxy advisory firm that represents certain of our shareholders increased the percentage ownership required for treating parent/subsidiary directorships as a single directorship from 20% to 50%, and that therefore this firm may treat these as two directorships for purposes of applying its policies. However, for the reasons noted above, the Nominating/Corporate Governance Committee and the Board determined that the facts and circumstances in this particular case warranted treating Mr. Havner’s board service for Public Storage and PS Business Parks as a single directorship.

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Proposal 1

Joseph D. Russell, 56

Director since 2003

Chief Executive Officer of PS Business Parks

DIRECTOR QUALIFICATION HIGHLIGHTS

● Leadership experience at the Company ● Extensive Company and industry knowledge

Mr. Russell has been Chief Executive Officer and director of PS Business Parks since August 2003. Mr. Russell was President of PS Business Parks from August 2003 until August 2015. Before joining PS Business Parks, Mr. Russell had been employed by Spieker Properties, an owner and operator of office and industrial properties in Northern California (Spieker), and its predecessor for more than ten years, becoming an officer of Spieker when it became a publicly held REIT in 1993.

Mr. Russell’s qualifications for election to the PS Business Parks Board include his leadership experience and Company and industry knowledge, including his more than 20 years involvement with publicly held REITs and extensive experience with office and industrial real estate. As the only director who is also a member of the PS Business Parks executive management team, Mr. Russell provides management’s perspective in Board discussions about the operations and strategic direction of the Company.

Jennifer Holden Dunbar, 53

Director since 2009

Audit Committee

Compensation Committee

Co-Founder and Managing Director of Dunbar Partners, LLC

DIRECTOR QUALIFICATION HIGHLIGHTS

● Extensive financial expertise ● Experience in private equity, investments and M&A

Ms. Dunbar has been a director of PS Business Parks since February 2009. Ms. Dunbar has served as Co-Founder and Managing Director of Dunbar Partners, LLC, an investment and advisory services firm, since March 2005. Ms. Dunbar is also a director of Big 5 Sporting Goods Corporation, where she serves on the audit and compensation committees and chairs the nominating and corporate governance committee. Ms. Dunbar has served on the Board of Trustees of various funds in the PIMCO Funds complex since April 2015 (169 funds as of February 2016), where she is a member of the audit, governance and valuation oversight committees. Each of the PIMCO entities is a registered investment company under the Investment Company Act of 1940, as amended.

Ms. Dunbar’s qualifications for election to the PS Business Parks Board include her financial expertise and her experience in private equity and experience with investments and mergers and acquisitions. She also has valuable and extensive experience as a member of several public company boards.

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Proposal 1

James H. Kropp, 67

Director since 1998

Compensation Committee (Chair)

Nominating/Corporate Governance Committee

Chief Investment Officer at SLKW Investments LLC and Chief Financial Officer of Microproperties LLC

DIRECTOR QUALIFICATION HIGHLIGHTS

● Extensive knowledge of investment banking ● Specialization in real estate securities and experience with real estate businesses

Mr. Kropp has been a director of PS Business Parks since March 1998. Mr. Kropp has served as Chief Investment Officer at SLKW Investments LLC since 2009 and as Chief Financial Officer of Microproperties LLC, an owner and asset manager of net leased restaurant properties, since August 2012. Mr. Kropp served as interim Chief Financial Officer of TaxEase LLC from 2009 to February 2013. Mr. Kropp is also a director of Corporate Capital Trust, Inc. and Corporate Capital Trust II, registered investment companies, and American Homes 4 Rent LLC, a leader in the home rental market.

Mr. Kropp’s qualifications for election to the PS Business Parks Board include his knowledge of investment banking and capital markets, specializing in real estate securities, and his extensive experience with real estate businesses, including other REITs. He also has experience as a member of several public company boards.

Sara Grootwassink Lewis, 48

Director since 2010

Audit Committee (Chair)

Nominating/Corporate Governance Committee

Chief Executive Officer of Lewis Corporate Advisors, LLC

DIRECTOR QUALIFICATION HIGHLIGHTS

● Executive and financial experience at other REITs ● Extensive experience as Chartered Financial Analyst and Certified Public Accountant

Ms. Lewis has served as a director of PS Business Parks since February 2010. She is Chief Executive Officer of Lewis Corporate Advisors, LLC, a capital markets advisory firm. Ms. Lewis previously served as Executive Vice President and Chief Financial Officer of Washington Real Estate Investment Trust, which owns and operates a diversified group of properties in the Washington, D.C. area, from May 2002 through February 2009. Ms. Lewis is a director of Weyerhaeuser Company, Adamas Pharmaceuticals, Inc. and Sun Life Financial, and she served on the Boards of CapitalSource, Inc. from 2004 until its acquisition in 2014. Ms. Lewis was appointed in 2015 to the Public Company Accounting Oversight Board (PCAOB) Standing Advisory Group for a three-year term. Ms. Lewis is a United States Chamber of Commerce Center for Capital Markets Competitiveness Leadership Board Member.

Ms. Lewis’ qualifications for election to the PS Business Parks Board include her previous executive and financial experience at three other publicly traded REITs and her background as a Chartered Financial Analyst and Certified Public Accountant. She brings her extensive financial and real estate industry knowledge to the Board as well as her public company board experience.

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Proposal 1

Gary E. Pruitt, 66

Director since 2012

Audit Committee

Retired Chairman and Chief Executive Officer of Univar N.V.

DIRECTOR QUALIFICATION HIGHLIGHTS

● Extensive leadership and financial experience ● Experience as trustee of Public Storage

Mr. Pruitt has served as a director of PS Business Parks since February 2012. He served as Chairman and Chief Executive Officer of Univar N.V. (Univar) from 2002 until his retirement as Chief Executive Officer in 2010 and as Chairman in 2011. Univar is a chemical distribution company based in Bellevue, Washington, with distribution centers in the United States, Canada and Europe. Mr. Pruitt is also a trustee of Public Storage and a director of Itron, Inc. and Esterline Technologies Corp.

Mr. Pruitt’s qualifications for election to the PS Business Parks Board include his leadership and financial experience as Chairman and Chief Executive Officer at Univar and his membership on the Board of Trustees of Public Storage.

Robert S. Rollo, 68

Director since 2013

Nominating/Corporate Governance Committee (Chair)

Compensation Committee

Retired Senior Partner of Heidrick and Struggles

DIRECTOR QUALIFICATION HIGHLIGHTS

● Extensive knowledge and expertise in executive recruitment, compensation and talent management ● Experience in corporate governance

Mr. Rollo has served as a director of PS Business Parks since October 2013. He most recently served as a Senior Partner at Heidrick and Struggles (Heidrick) in Los Angeles from 2006 until his retirement in 2012. Heidrick is a leading international leadership advisory and executive search firm. Mr. Rollo is a past trustee of the University of Southern California and is Chairman Emeritus of the Southern California Chapter of the National Association of Corporate Directors.

Mr. Rollo’s qualifications for election to the PS Business Parks Board include his extensive knowledge of and expertise in executive recruitment, compensation and development and talent management, along with his experience in corporate governance.

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Proposal 1

Peter Schultz, 68

Director since 2012

Audit Committee

Retired Chief Executive Officer and Director of The Beacon Group, Inc.

DIRECTOR QUALIFICATION HIGHLIGHTS

● Leadership and senior management experience ● Extensive knowledge of the real estate industry

Mr. Schultz has served as a director of PS Business Parks since February 2012. He served as President, Chief Executive Officer and a director of The Beacon Group, Inc. (Beacon) and its affiliates for more than 25 years until his retirement in 2010. Beacon, based in Southern California, and its affiliates, are engaged in the development and management of more than three million square feet of retail, industrial, hospitality and residential projects.

Mr. Schultz’s qualifications for election to the PS Business Parks Board include his leadership and extensive real estate experience as President, Chief Executive Officer and director of Beacon and its affiliates.

The following biography is for Michael V. McGee, who is retiring as director of the Company following the 2016 Annual Meeting after more than nine years of service.

Michael V. McGee, 60

Director since 2006

Compensation Committee

Nominating/Corporate Governance Committee

Retired President and Chief Executive Officer of Pardee Homes

DIRECTOR QUALIFICATION HIGHLIGHTS

● Extensive leadership and financial experience ● Extensive knowledge of the real estate industry

Mr. McGee has served as a director of PS Business Parks since August 2006. Mr. McGee was President and Chief Executive Officer of Pardee Homes (Pardee) from 2000 until his retirement in late 2013. Pardee was the largest wholly-owned subsidiary of Weyerhaeuser Real Estate Company, one of the 20 largest homebuilders in the U.S. and a subsidiary of Weyerhaeuser Company until its sale in 2014.

Mr. McGee’s qualifications for election to the PS Business Parks Board include his leadership and financial experience as the former President and Chief Executive Officer of Pardee. He also brings his extensive knowledge of the real estate industry and markets and legal training to the Board.

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Corporate Governance and Board Matters

Corporate Governance Framework

The Board has adopted the following corporate governance documents, which establish the framework for our corporate governance and outline the general practice of our Board with respect to board structure, function and conduct, and board and committee organization. The Corporate Governance Guidelines (as defined below) are reviewed at least annually by the Nominating/Corporate Governance Committee, which makes recommendations for any changes to the Board.

•	PS Business Parks Corporate Governance Guidelines and Director Code of Ethics (the Corporate Governance Guidelines)

•	Charter

•	Bylaws

•	Charters of our standing committees of the Board (the Committee Charters)

•	Business Conduct Standards applicable to our officers and employees (the BCS)

•	Code of Ethics for our senior financial officers (the Code of Ethics)

You can access our current Corporate Governance Guidelines, BCS, Code of Ethics and Committee Charters in the “Investor Relations” section of our website, psbusinessparks.com, or by writing to the Company’s Investor Services Department, 701 Western Avenue, Glendale, California 91201-2349.

We will disclose any amendments or waivers to the Code of Ethics on our website or in accordance with the Securities and Exchange Commission (the SEC) and NYSE requirements.

Board Leadership

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer. Ronald L. Havner, Jr. has served as Chairman of the Board since March 1998. He is also Chairman and Chief Executive Officer of Public Storage. Mr. Havner has been involved with the Company since its founding and has extensive knowledge of the Company, the markets in which it operates and the real estate industry. Joseph D. Russell, Jr. is a member of our Board and has been our Chief Executive Officer since August 2003. Mr. Russell was also our President until August 2015 and is the only management director. He brings in-depth knowledge of the issues, opportunities and risks facing the Company, our business and our industry.

He is also deeply familiar with our day-to-day operations and management, and has the leadership skills to continue to drive profitable growth of PS Business Parks.

We do not have a policy against one individual holding the positions of Chairman and Chief Executive Officer. Rather, the Board evaluates the desirability of having a combined or separate Chairman and Chief Executive Officer from time-to-time and adopts a structure based on what it believes to be in the best interests of PS Business Parks and its shareholders. Currently, the Board believes that having separate Chairman and Chief Executive Officer roles is serving the interests of the Company and its shareholders well.

Independent Presiding Director

The Board has established a position of independent presiding director, to provide an independent director with a leadership role on the Board. The independent presiding director presides at meetings of all non-management directors in executive sessions without the presence of management. These meetings are held on a regular basis in connection with each regularly scheduled board meeting and at the request of any non-management director. In addition, the independent directors meet separately at least once annually. These sessions are designed to encourage open board discussion of any matter of interest without the Chief Executive Officer or any other members of management present. The position of independent presiding director generally rotates annually among the chairs of the standing committees of the Board. Sara Grootwassink Lewis, Chair of the Audit Committee, was the independent presiding director in 2015 and James H. Kropp, Chair of the Compensation Committee, will be the independent presiding director for 2016.

Board Responsibilities and Oversight of Risk Management

The Board is responsible for overseeing our Company’s approach to major risks and our policies for assessing and managing these risks. In connection with its oversight function, the Board regularly receives presentations from management on areas of risk facing our business. The Board and management actively engage in discussions about these potential and perceived risks to the business.

In addition, the Board is assisted in its oversight responsibilities by the three standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Committee Charters and as provided in the NYSE rules.

The Audit Committee of our Board (the Audit Committee) assists the Board in overseeing the integrity of our financial

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statements, the qualifications, independence and performance of our independent registered public accounting firm and the performance of our internal audit function. Pursuant to its charter, the Audit Committee also considers our policies with respect to risk assessment and risk management. The Audit Committee also reviews various potential areas of financial risk in detail on a regular basis.

The Compensation Committee oversees the compensation of our Chief Executive Officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without taking undue risk.

The Nominating/Corporate Governance Committee focuses on risks associated with director and management succession planning, corporate governance and overall Board effectiveness.

The Board committees also hear reports from members of management to enable each committee to identify, discuss, understand and manage risk. The chairman of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All directors have access to members of management in the event a director wishes to follow up on items discussed outside the Board meeting.

In February 2016, the Board established the new Capital Committee of the Board (the Capital Committee), as discussed in greater detail below under “Committees of the Board of Directors – The Newly Constituted Capital Committee.”

Board Orientation and Education

Each new director participates in an orientation program and receives materials and briefings concerning our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management and the opportunity to attend external board education programs.

Board Retirement Policy

The Corporate Governance Guidelines provide that no person will be nominated for election to the Board for any term if he or she would attain the age of 73 during such term. The Board has discretion to make exceptions to the policy to provide for a transition period of service.

Director Independence

The Board evaluates the independence of each director annually based on information supplied by the directors and the Company, and on the recommendations of the Nominating/Corporate Governance Committee. The Corporate Governance Guidelines require that a majority of the directors be independent in accordance with the requirements of the NYSE. A director qualifies as independent unless the Board determines in accordance with NYSE rules that the director has a material relationship with PS Business Parks, based on all relevant facts and circumstances. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships, and the Board also considers the director’s relationships with Public Storage.

Following its annual review of each director’s independence, in February 2016, the Nominating/ Corporate Governance Committee recommended to the Board and the Board determined that (1) each member of the Board, other than Ronald L. Havner, Jr. and Joseph D. Russell, Jr., is independent pursuant to the rules of the NYSE, and (2) each Audit Committee member as well as each Compensation Committee member meets the additional independence requirements of the rules of the SEC. Mr. Russell was deemed not independent because he serves as Chief Executive Officer of PS Business Parks. Mr. Havner was deemed not independent because he is Chairman, President and Chief Executive Officer of Public Storage. Mr. Pruitt is independent because he serves only as a board member and not also as an executive officer of Public Storage or PS Business Parks. Relationships between Public Storage and PS Business Parks are described on page 42.

Committees of the Board of Directors

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. Each of the standing committees operates pursuant to a written charter, which can be viewed at our website at psbusinessparks.com/investor-relations/corporate-governance. A print copy will be provided to any shareholder who requests a copy by writing to the Company’s Secretary at PS Business Parks, Inc., 701 Western Avenue, Glendale, CA 91201-2349.

Our three standing committees are described below.

Audit Committee

The primary functions of the Audit Committee, as set forth in its charter, are to assist the Board in fulfilling its responsibilities for oversight of:

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Proposal 1

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the qualifications, independence and performance of the independent registered public accounting firm; and

•	the scope and results of internal audits, the Company’s internal controls over financial reporting and the performance of the Company’s internal audit function.

Among other things, the Audit Committee appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; approves all other services and fees performed by the independent registered public accounting firm; prepares the Audit Committee Report for inclusion in the annual proxy statement; and annually reviews its charter and performance. Additionally, the Audit Committee reviews and discusses with management and the independent auditor the Company’s major financial risk exposures and the steps management has taken to monitor any significant non-financial risk exposures and related policies and practices to assess and control such exposures, including the Company’s risk assessment and risk management policies.

The Board has determined that each member of the Audit Committee meets the financial literacy and independence standards of the NYSE. The Board has also determined that each member of the Audit Committee qualifies as an audit committee financial expert within the meaning of the rules of the SEC and NYSE.

Compensation Committee

The primary functions of the Compensation Committee, as set forth in its charter, are to:

•	determine, either as a committee or together with other independent directors, the compensation of the Company’s Chief Executive Officer;

•	determine the compensation of other executive officers;

•	administer the Company’s equity and executive officer incentive compensation plans;

•

review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and incorporated by reference into the Form 10-K and to recommend to the Board inclusion of the CD&A in the Form 10-K and proxy statement;

•	provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the Company’s annual proxy statement;

•	review with management its annual assessment of potential risks related to the Company’s compensation policies and practices applicable to all employees;

•	review the advisory shareholder votes on the Company’s executive compensation programs;

•	produce the Compensation Committee Report for inclusion in the annual proxy statement; and

•	evaluate its performance annually.

The Compensation Committee has not delegated any of its responsibilities to individual members of the committee or to a subcommittee of the committee, although it has the discretion to do so.

As required by the charter, during 2015, the Compensation Committee and in some instances, the Compensation Committee and the independent members of the Board, made all final compensation decisions for our executive officers, including the named executive officers (the named executive officers) set forth in the Summary Compensation Table below. The Compensation Committee has the sole authority to retain outside compensation consultants for advice, but historically and for 2015, has not done so, relying instead on surveys of publicly available information about senior executive compensation at similar companies. For a discussion of the Compensation Committee’s use of survey information in 2015, as well as the role of Mr. Russell, our Chief Executive Officer, in determining or recommending the amount of compensation paid to our named executive officers in 2015, see the CD&A beginning on page 24.

Compensation Committee Interlocks and Insider Participation. No executive officer of PS Business Parks served on the compensation committee or board of directors of any other entity which has an executive officer who also served on our Compensation Committee or Board at any time during 2015, and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K.

Messrs. Havner and Russell are present or former officers of the Company and are members of the Board.

Oversight of Compensation Risks. With respect to consideration of risks related to compensation, in February 2016, the Compensation Committee considered a report from management concerning its review of potential risks related to compensation policies and practices applicable to all of the Company’s employees. The Compensation Committee also considered management’s conclusion that

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Proposal 1

the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

In connection with preparing the report for the Compensation Committee’s consideration, members of our senior management team, including our Chief Executive Officer, reviewed the target metrics for all of our employee incentive compensation plans. At the completion of the review, management concluded that the incentive compensation plans did not create any significant motivation or opportunity for employees to take undue risks to achieve an incentive compensation award. Instead, management concluded that employees who are eligible for incentive compensation are properly incentivized to achieve short- and long-term Company goals without creating undue risks for the Company. Following completion of its review, members of our senior management discussed the results of management’s compensation risk assessment with the Compensation Committee. The Compensation Committee, following discussion, reached a similar conclusion. The Compensation Committee expects to further review compensation risks from time to time.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee, as set forth in its charter, are to:

•	identify, evaluate and make recommendations to the Board for director nominees for each annual shareholder meeting and to fill any vacancy on the Board;

•	develop a set of corporate governance principles applicable to the Company and to review and assess the adequacy of those guidelines on an ongoing basis and recommend any changes to the Board; and

•	oversee the annual Board assessment of Board performance.

The Nominating/Corporate Governance Committee will consider properly submitted shareholder nominations for candidates for the Board. See “Consideration of Candidates for Director” below. Other duties and responsibilities include periodically reviewing the structure, size, composition and operation of the Board and each Board committee; recommending assignments of directors to Board committees; conducting a preliminary review of director independence; overseeing director orientation; and annually reviewing and evaluating its charter and performance.

The Newly Constituted Capital Committee

In February 2016, the Board established the new Capital Committee, which will report to the Board, and appointed Mr. Schultz, Ms. Lewis and Mr. Russell as its initial members. The function of the Capital Committee will be to focus on assessing, monitoring and optimizing the Company’s capital expenditures. The committee’s focus will include development and redevelopment opportunities as well as the Company’s annual recurring capital expenditures which include maintenance capital, tenant improvements and leasing commissions. The goal is to place the Company in the best position to maximize the long-term benefits of its capital expenditures while ensuring its assets are well maintained and positioned in the marketplace to meet the needs and demands of the Company’s customer base. The Capital Committee will operate pursuant to a formal charter, which is expected to be developed and adopted by the members of the committee in the coming months.

Communications with the Board of Directors

The Company provides a process by which shareholders and interested parties may communicate with the Board. Communication to the Board should be addressed to: Board of Directors, c/o Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349. Communications that are intended for a specified individual director or group of directors should be addressed to the director(s) c/o Secretary at the above address, and all such communications received will be forwarded to the designated director(s).

Board and Committee Meetings and Attendance

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above, the non-management directors generally meet in executive session without the presence of management in connection with each regularly scheduled Board meeting.

In 2015, the Board held five meetings. Each director attended 100% of the Board meetings held and, if a member of a committee of the Board, 100% of the meetings held by both the Board and all committees of the Board on which the director served. All of the Board’s nine directors attended the 2015 annual meeting of shareholders.

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Proposal 1

The following table summarizes the membership of the Board’s standing committees and the number of meetings held by each committee in 2015.

Director	Audit	Compensation	Nominating/ Corporate Governance
Ronald L. Havner, Jr.
Joseph D. Russel, Jr.
Jennifer Holden Dunbar	Member	Member
James H. Kropp (Independent Presiding Director for 2016)		Chair	Member
Sara Grootwassink Lewis (Independent Presiding Director for 2015)	Chair		Member
Gary E. Pruitt	Member
Robert S. Rollo		Member	Chair
Peter Schultz	Member
Michael V. McGee*		Member	Member
Number of Meetings in 2015	4	3	4

 *Not running for re-election in 2016.

Compensation of Directors

The Compensation Committee periodically reviews the Company’s non-employee director compensation and recommends any changes to the Board. The Board makes the final determination as to director compensation. The Board has approved the mix of cash and equity compensation described below.

Retainers and Meeting Fees. Retainers are paid in cash quarterly and are pro-rated when a director joins the Board other than at the beginning of a calendar year. During 2015, each non-employee director was entitled to receive the following retainers and meeting fees for Board and Board committee service:

Compensation	Amount
Board member	$25,000
Audit Committee Chair’s supplemental retainer	10,000
Other standing committee chairs’ supplemental retainer	5,000
Board meeting attendance (per meeting attended in person)	1,000
Board meeting attendance (per meeting attended by telephone)	500
Board committee meeting attendance (per meeting attended in person)	1,000
Board committee meeting attendance (per meeting attended by telephone)	500

Equity Awards. Each new non-employee director, upon the date of his or her initial election by the Board or the shareholders to serve as a non-employee director, is automatically granted an option to purchase 10,000 shares of Common Stock, which vests in five equal annual installments beginning one year from the date of grant, subject to continued service.

Annually, each non-employee director receives a non-qualified stock option to purchase 2,000 shares of Common Stock, which vests in five equal annual installments beginning one year from the date of grant based on continued service. The annual grants are made immediately following the annual meeting of shareholders at the closing price for the Common Stock on the NYSE on such date.

Upon the retirement of a director from the Board because the director is not nominated for re-election due to the Board’s Mandatory Retirement Policy, all outstanding options held by the director vest effective as of the date of his or her retirement and the director has one year to exercise all vested options.

Retirement Stock Grants. Under our Retirement Plan for Non-Employee Directors, each non-employee director of the Company receives, upon retirement as a director of the Company, 1,000 shares of fully-vested Common Stock for each full year of service as a non-employee director of the Company, up to a maximum of 8,000 shares. The awards are intended to retain and reward long-term service on the Board and to provide equity compensation to Board members. Directors receive any dividends paid on vested shares. At December 31, 2015, Messrs. Havner, Kropp and McGee were each entitled to receive 8,000 fully-vested shares of Common Stock upon retirement; Ms. Dunbar was entitled to receive 6,000 shares; Ms. Lewis was entitled to receive 5,000 shares; Messrs. Pruitt and Schultz were each entitled to 3,000 shares; and Mr. Rollo was entitled to receive 2,000 shares. In connection with Mr. McGee’s retirement as director, he will receive 8,000 fully vested shares of Common Stock shortly after April 26, 2016, the

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last day of Mr. McGee’s service as director. As of December 31, 2015, the value of each award of 8,000 shares was $699,440; the value of 6,000 shares was $524,580, the value of 5,000 shares was $437,150; the value of 3,000 shares was $262,290; and the value of 2,000 shares was $174,860, each based on the closing price of $87.43 of our common stock on December 31, 2015.

Director Compensation in Fiscal 2015. The following table presents the compensation provided by the Company to our directors for the fiscal year ended December 31, 2015:

Director	Fees earned or paid in cash	Option Awards (2)		All Other Compensation (3)	Total

Ronald L. Havner, Jr. (1)	$-	$16,980		$17,600	$34,580

Jennifer Holden Dunbar	36,500	16,980		13,200	66,680

James H. Kropp	41,000	16,980		17,600	75,580

Sara Grootwassink Lewis	47,500	16,980		11,000	75,480

Michael V. McGee	39,000	16,980	(4)	17,600	73,580

Gary E. Pruitt	34,500	16,980		6,600	58,080

Robert S. Rollo	39,500	16,980		3,400	59,880

Peter Schultz	34,000	16,980		6,600	57,580

(1)

Ronald L. Havner, Jr., Chairman, and Joseph D. Russell, Jr. are also directors but did not receive any cash compensation for service as directors during 2015. Mr. Russell is also not eligible to receive equity awards for his service as a director or participate in the retirement stock award program described above. Mr. Russell’s compensation as Chief Executive Officer is set forth below beginning on page 24.

(2)

Reflects the fair value on the date of grant of option awards during 2015. As of December 31, 2015, each director as of such date had the following number of options outstanding: Ronald L. Havner, Jr., 26,685 of which 20,645 are vested; Jennifer Holden Dunbar, 20,994 of which 14,954 are vested; James H. Kropp, 18,409 of which 12,369 are vested; Sara Grootwassink Lewis, 16,342 of which 10,302 are vested; Michael V. McGee, 28,751 of which 22,711 are vested; Gary E. Pruitt, 18,410 of which 8,647 are vested; Robert S. Rollo, 14,353 of which 4,542 are vested; Peter Schultz, 18,410 of which 8,647 are vested; and Joseph D. Russell, Jr., no options outstanding. For a more detailed discussion of assumptions used in the calculation of these amounts, refer to Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2015, included in the Form 10-K filed with the SEC on February 23, 2016.

(3)	All other compensation consists of dividend equivalents paid on vested retirement shares.

(4)

In February 2016, the Compensation Committee approved (i) the accelerated vesting of the 6,040 outstanding and unvested options held by Mr. McGee as of April 26, 2016, the last day of Mr. McGee’s service as director of the Company and (ii) the extension of the exercise period for all of Mr. McGee’s 28,751 options until April 26, 2017.

Director Stock Ownership Policy

Pursuant to the Corporate Governance Guidelines, each non-management director is encouraged to have a significant stock ownership in the Company. All directors are expected, within three years of election, to own at least $100,000 of common stock of the Company, determined by using the acquisition price. All of our directors meet this stock ownership requirement.

Consideration of Candidates for Director

Shareholder Recommendations. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board, as described below under “Identifying and Evaluating Nominees for Directors.” Under this policy, shareholder recommendations may only be submitted by a shareholder entitled to submit shareholder proposals under the SEC rules. Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for board membership, including the information required under Regulation 14A under the Securities Exchange Act of 1934, as amended (the Exchange Act), and should be addressed to: Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349. Recommendations should be submitted in the time frame described in this proxy statement under “Deadlines for Receipt of Shareholder Proposals” on page 45.

Director Qualifications. Members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing shareholder value and should have

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Proposal 1

sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. Each director must represent the interests of all shareholders. In general, the Board seeks to add directors who meet the independence requirements of the NYSE rules. In addition, director candidates must submit a completed director questionnaire concerning matters related to independence determination, the determination of whether a candidate qualifies as an audit committee financial expert and other proxy disclosure matters and must satisfactorily complete a background investigation by a third-party firm.

The Board has delegated to the Nominating/Corporate Governance Committee responsibility for recommending to the Board new directors for election and assessing the skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes directors’ qualifications as independent, as well as consideration of skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision and experience, all in the context of an assessment of the perceived needs of the Board at that time. Although the Nominating/Corporate Governance Committee does not have and does not believe there is a need for a formal policy concerning diversity, it seeks to ensure that diverse experiences and viewpoints are represented on the Board and is also guided by the principles set forth in its Committee Charter. There are no other policies or guidelines that limit the selection of director candidates by the Nominating/Corporate Governance Committee, and the Committee and the Board have and exercise broad discretion to select director candidates who will best serve the Board, PS Business Parks and its shareholders.

Identifying and Evaluating Nominees for Directors. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director.

Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating/Corporate Governance Committee and may be considered at any point during the year.

As described above, the Nominating/Corporate Governance Committee considers properly submitted shareholder nominations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

PS Business Parks • 2016 Proxy Statement • 18

Proposal 2:

Ratification of independent registered public accounting firm

The Audit Committee has appointed Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm to audit the Consolidated Financial Statements of PS Business Parks and its subsidiaries for the year ending December 31, 2016

RECOMMENDATION: Vote FOR ratification of EY

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Proposal 2

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Executive Summary

The Board recommends that shareholders ratify the Audit Committee’s selection of Ernst & Young as the Company’s independent registered public accounting firm (Independent Accountants) for the fiscal year ending December 31, 2016. Ernst & Young has acted as the Independent Accountants since the Company’s organization in 1990.

Ratification is not required by the Company’s bylaws, but the Board believes that shareholder ratification of the appointment is good corporate governance. If shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider its selection, but may nevertheless determine to do so. Even if the appointment of Ernst & Young is ratified by the shareholders, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

A representative of Ernst & Young will be in attendance at the 2016 Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees billed or expected to be billed to the Company by Ernst & Young for audit and other services provided for fiscal 2015 and 2014:

	2015	2014

Audit fees	$512,000	$460,000

Audit-related fees	21,000	20,000

Tax Fees	124,000	87,000

All Other Fees	0	0

Total	657,000	567,000

Audit Fees. Audit fees represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in the Company’s quarterly reports on Form 10-Q and services in connection with the Company’s registration statements.

Audit related fees. Audit-related fees represent professional fees provided in connection with the audit of the Company’s 401(k)/Profit Sharing Plan (the 401(k) Plan).

Tax fees. During 2015 and 2014, all of the tax services consisted of tax compliance and consulting services.

Auditor Independence

The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.

Policy to Approve Ernst & Young LLP Services

The Audit Committee has adopted a pre-approval policy relating to services performed by the Company’s independent registered public accounting firm. Under this policy, the Audit Committee of the Company pre-approved all services performed by Ernst & Young during 2015 and 2014, including those listed in the previous table. The Chairman of the Audit Committee has the authority to grant required approvals between meetings of the Audit Committee, provided that any exercise of this authority is presented at the next committee meeting.

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Proposal 2

Audit Committee Report

The Audit Committee’s responsibilities include appointing the Company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the Company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the Company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

In fulfilling its responsibilities, the Audit Committee meets with the Company’s independent registered public accounting firm, internal auditor and management to review accounting auditing internal controls and financial reporting matters. Management is responsible for the Company’s financial statements, including the estimates and judgments on which they are based, for maintaining effective internal controls over financial reporting and for assessing the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the Company’s management and of the Company’s independent registered public accounting firm.

In connection with its oversight responsibilities related to the Company’s financial statements included in the Company’s Annual Report on Form 10-K, the Audit Committee met with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also discussed with the Independent Accountants the overall scope and plans for the annual audit, the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company and its affiliates is compatible with the firm’s independence.

During 2015, management documented, tested and evaluated the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and SEC regulations adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel and the independent registered public accounting firm on a regular basis throughout the year to discuss the progress of the process. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee received from Ernst & Young LLP its assessment of and opinion on the Company’s internal control over financial reporting. These assessments and reports are as of December 31, 2015. The Audit Committee reviewed and discussed the results of management’s assessment and Ernst & Young LLP’s audit.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission. The Audit Committee also approved the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016 and recommended that the Board submit this appointment to the Company’s shareholders for ratification at the 2016 Annual Meeting.

THE AUDIT COMMITTEE

Sara Grootwassink Lewis, Chair

Jennifer Holden Dunbar

Gary E. Pruitt

Peter Schultz

PS Business Parks • 2016 Proxy Statement • 21

Proposal 3:

Advisory vote to approve

executive compensation

Approve the Company’s compensation practices and principles and their implementation for 2015 for the compensation of the Company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement.

RECOMMENDATION: Vote FOR approval

PS Business Parks • 2016 Proxy Statement • 22

Proposal 3

PROPOSAL 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Executive Summary

We are again providing shareholders an advisory vote to approve the compensation of our named executive officers, also known as a “say-on-pay” proposal. The Board has determined to hold these votes annually. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the CD&A section, the tabular disclosure regarding such compensation and the Company’s accompanying narrative disclosure.

At our 2015 Annual Meeting, more than 93% of the votes cast on our say-on-pay proposal were voted in favor of the proposal. Our Compensation Committee considered the results of this vote as strongly supporting the elements and amounts of compensation paid in respect of 2014 performance as well as the compensation opportunities afforded for long-term growth and performance. As a result, the Compensation Committee did not make any significant changes to the Company’s executive compensation program for 2015.

The Compensation Committee’s goal for our executive compensation program is to hire, retain and motivate our senior management to achieve solid financial results and create long-term shareholder value. We believe that our compensation programs have been effective in helping the Company move towards its financial and operational goals. For fiscal 2015, NOI increased 6.9% over 2014 (excluding assets held for sale or sold) through increases in weighted average occupancy, average rents and income from parks acquired during the latter half of 2014. In addition, during 2015, the Company sold four business parks aggregating 492,000 square feet for net proceeds of $41.2 million, which resulted in a net gain of $23.4 million. Additionally, as part of an eminent domain process, the Company sold five buildings, aggregating 82,000 square feet, at the Company’s Overlake Business Park located in Redmond, Washington, for $13.9 million, which resulted in a net gain of $4.8 million. With these sales, the Company has completed its stated objective of exiting non-strategic markets in Sacramento, California, Oregon and Arizona. Based on management’s 2015 achievements and our conservative compensation practices, the Board recommends that you again vote to approve our compensation program for executive officers.

In summary, compensation actions in 2015 for the named executive officers included:

•	base salaries for the named executive officers were maintained at 2014 levels except that Ms. Hawthorne’s base salary was increased in connection with her promotion to President of the Company;

•

based on management’s achievement of 2015 adjusted funds available for distribution (FAD) growth of 13.1% and Same Park NOI growth of 4.2%, bonuses paid to the named executive officer for 2015 performance were at 92% of their total targeted opportunity and, taking into account their individual performances, ranged from $230,000 to $567,500;

•	each of the named executive officers received grants in March 2016 for 2015 performance at the maximum level;

•	no stock options were awarded to the named executive officers during 2015; and

•	the Company did not generally provide any perquisites, tax reimbursements or change-in-control benefits to named executive officers that are not available to other employees.

We believe our compensation program for executive officers will help to continue to drive improved Company performance even if economic conditions remain challenging. We also believe these programs helped drive 2015 performance. Accordingly, the Board recommends that shareholders approve the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.

The vote on our executive compensation programs is advisory and nonbinding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by the Company’s shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote FOR approval of our executive compensation as described in this proxy statement.

PS Business Parks • 2016 Proxy Statement • 23

Proposal 3

Compensation Discussion and Analysis

The following section summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. This section should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers for the year ended December 31, 2015 and the report of the Compensation Committee, which can be found on page 33 of this proxy statement.

Executive Summary

Focus on Pay for Performance

The guiding principle of our executive compensation philosophy is to pay for performance and incentivize our executive officers to create long-term shareholder value. Performance bonuses and long-term, equity-based compensation vary based on the Company’s achievement of financial and operational goals and on each executive’s contributions to such achievement. This link between incentive payouts and achievement of goals has helped drive our strong and consistent performance year after year.

The Compensation Committee ties a substantial portion of each executive officer’s compensation to the achievement of corporate performance goals that the Board believes increase TSR over the long term. These typically include achievement of targeted growth in the Company’s adjusted FFO per common share, adjusted FAD per common share and Same Park NOI.

Emphasis on Future Pay Opportunity vs. Current Pay

The Compensation Committee strives to provide an appropriate mix of different compensation elements, including finding a balance among short- and long-term compensation. Cash payments primarily reward more recent performance, while equity awards incentivize our named executive officers to continue to deliver results over a longer period of time and also serve as a retention tool. The Company believes that a substantial portion of our named executive officers’ compensation should be at-risk, contingent on the Company’s operating and stock-price performance over the long-term.

The Compensation Committee’s evaluation of each named executive officer places strong emphasis on his or her contributions to the Company’s overall performance rather than focusing only on his or her individual business or function. The Compensation Committee believes that the named executive officers share the responsibility to support the goals and performance of the Company as a whole. Our financial highlights are noted in the table below and demonstrate how we have continued to grow our business from the prior year.

2015 Company Results

The Company, under the more than decade-long leadership of our Chief Executive Officer, Mr. Russell, has provided shareholders with consistently strong total returns. In 2015, the Company’s management team continued to drive long-term growth results. Additionally, the Company enjoys one of the lowest leverage levels in the REIT industry. By virtue of historically low leverage, a consistently conservative financial posture and robust earnings capability, our credit rating was upgraded to “A-” by Standard & Poor’s in 2015.

Our Executive Officers

The following is a biographical summary of the executive officers of the Company that are not also serving as a director:

Maria R. Hawthorne, age 56, was promoted to President of the Company in August 2015. Ms. Hawthorne most recently served as Executive Vice President, Chief Administrative Officer of the Company from July 2013 to August 2015. Prior to that, Ms. Hawthorne served as the Company’s Executive Vice President, East Coast from February 2011 to July 2013. Ms. Hawthorne served as the Company’s Senior Vice President from March 2004 to February 2011, with responsibility for property operations on the East Coast, which included Northern Virginia, Maryland and South Florida. From June 2001 through March 2004, Ms. Hawthorne was a Vice President of the Company, responsible for property operations in Virginia. From July 1994 to June 2001, Ms. Hawthorne was a Regional Manager of the Company in Virginia. And from August 1988 to July 1994, Ms. Hawthorne was a General Manager, Leasing Director and Property Manager for American Office Park Properties. Ms. Hawthorne earned a Bachelor of Arts Degree in International Relations from Pomona College.

John W. Petersen, age 52, has been Executive Vice President and Chief Operating Officer since he joined the Company in December 2004. Prior to joining the Company, Mr. Petersen was Senior Vice President, San Jose Region, for Equity Office Properties (EOP) from July 2001 to December 2004, responsible for 11.3 million square feet of multi-tenant office, industrial and R&D space in Silicon Valley. Prior to EOP, Mr. Petersen was Senior Vice President with Spieker from 1995 to 2001, overseeing the growth of that company’s portfolio in San Jose, through acquisition and development of nearly three million square feet. Mr. Petersen is a graduate of The Colorado College in Colorado Springs, Colorado, and was recently the President

PS Business Parks • 2016 Proxy Statement • 24

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of National Association of Industrial and Office Parks, Silicon Valley Chapter.

Edward A. Stokx, age 50, a certified public accountant, has been Chief Financial Officer and Secretary of the Company since December 2003 and Executive Vice President since March 2004. Mr. Stokx has overall responsibility for the Company’s finance and accounting functions. In addition, he has responsibility for executing the Company’s financial initiatives. Mr. Stokx joined Center Trust, a developer, owner, and operator of retail shopping centers in 1997. Prior to his promotion to Chief Financial Officer and Secretary in 2001, he served as Senior Vice President, Finance and Controller. After Center Trust’s merger in January 2003 with another public REIT, Mr. Stokx provided consulting services to various entities. Prior to joining Center Trust, Mr. Stokx was with Deloitte and Touche from 1989 to 1997, with a focus on real estate clients. Mr. Stokx earned a Bachelor of Science degree in Accounting from Loyola Marymount University.

Long-Term Financial Performance

The Company has delivered strong financial performance over a sustained period of time, increasing FAD over the last four years, and total and Same Park NOI over the last five years. Our performance in 2015 continues to support the Compensation Committee’s belief that these three metrics are the key drivers of total return for our shareholders.

Total Shareholder Return

We believe our compensation program for executive officers helped drive our strong performance in 2015, rewarding the Company’s shareholders with a 13% TSR during 2015, which was significantly higher than both the NAREIT Equity Index return of 2.8% and the S&P 500 return of 1.4% for the year. In addition, our TSR beat the NAREIT Equity Index and the S&P 500 indices for the 20-year period ending December 31, 2015, averaging 13% in TSR per year since 1995 vs. 8% for the S&P 500 Index and 11% for the NAREIT Equity Index. The exhibit below shows our TSR expressed as cumulative return to shareholders since December 31, 2010. As illustrated in the exhibit, every $100 invested in PS Business Parks since December 31, 2010 would have been valued at $185.96 as of December 31, 2015.

Sustained Shareholder Value (TSR)[1]

[1]	Total Shareholder Return assumes reinvestment of dividends.

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2015 Executive Compensation Highlights

2015 Company Performance. During 2015, most markets continued to reflect favorable conditions allowing for improving occupancy and rental rates, and our management team was able to deliver solid results on several fronts. For fiscal year 2015, total net operating income (NOI) increased 6.9% over 2014 (excluding assets sold) through increases in weighted average occupancy, average rents and income from parks acquired during the latter half of 2014. In addition, during 2015, the Company sold four business parks aggregating 492,000 square feet for net proceeds of $41.2 million, which resulted in a net gain of $23.4 million. And as part of an eminent domain process, the Company sold five buildings, aggregating 82,000 square feet, at the Company’s Overlake Business Park located in Redmond, Washington, for $13.9 million, which resulted in a net gain of $4.8 million. With these sales, the Company has completed its stated objective of exiting non-strategic markets in Sacramento, California, Oregon and Arizona.

2015 Executive Compensation. The Compensation Committee’s decisions with respect to 2015 compensation are discussed in detail below. To summarize the Committee’s decisions:

•	base salaries for the named executive officers were maintained at 2014 levels, except that Ms. Hawthorne’s base salary was increased in connection with her promotion to President of the Company;

•

based on management’s achievement of 13.1% growth in 2015 adjusted FAD and 4.2% growth in Same Park NOI, bonuses paid to the named executive officers for 2015 ranged from 84% to 100% of their total targeted opportunity ($230,000 to $567,500);

•

annual total return of 13.9%, as computed under the Company’s 2014-2017 long term equity incentive program (the LTEIP), was achieved at maximum level under the LTEIP. As a result, 59,000 performance-based RSU awards were granted to the named executive officers in March 2016 for 2015 performance; and

•

no stock options were awarded to the named executive officers during 2015, and the Committee does not anticipate making any stock option grants to the named executive officers during the remaining term of the LTEIP, which provides for awards of RSUs if targets/conditions are achieved.

2016 Compensation Outlook. Although the Committee believes the Company is well-positioned to meet the challenges, the operating environment for commercial real estate in 2016 continues to be challenging. Given these expectations, the Compensation Committee met in February and March 2016 and made the following decisions for 2016 executive officer compensation:

•	executive officer base salaries are to be maintained at 2015 levels;

•	2016 bonus target amounts are set at 100% of base salary for each executive officer if performance targets are achieved;

•

the threshold for payment of bonuses is again tied to achieving targeted levels of growth in Same Park NOI and adjusted FAD; in determining whether the bonus paid is to be at, above, or below, the target bonus amount, the Compensation Committee will solicit the views of the Chief Executive Officer (with respect to the other named executive officers) and the Chairman and the Board (with respect to the Chief Executive Officer), taking into account the performance of each named executive officer, including achievement of individual performance goals and other factors deemed relevant by the Compensation Committee; and

•	for purposes of Section 162(m) (Section 162(m)) of the Internal Revenue Code of 1986, as amended (the Code), if applicable, all named executive officer bonuses are capped at five times base salary.

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Our Key Governance Practices

Our executive compensation program is designed to align executive performance with the long-term interests of shareholders and is regularly reviewed to ensure that our compensation policies and practices continue to support the needs of our business, create value for shareholders and reflect sound governance practices.

Below is a summary of our key governance practices as they relate to executive compensation:

What We Do:

✓

Align pay with performance by putting a substantial portion of our NEOs’ compensation “at risk.” Almost 82% of 2015 named executive officer compensation was tied to the achievement of performance goals that are key drivers to the success of our business.

✓	Promote retention and increase long-term shareholder value. Equity award grants to named executive officers vest over a time period of at least 4 years.

✓

Mitigate undue risk in our executive compensation program. Financial targets for bonuses typically are based on multiple metrics to avoid inordinate focus on any particular metric. In addition, the Board and management do not establish any earnings targets for cash bonus awards, and management does not give earnings guidance to analysts. Also, bonus payments are capped at a maximum payout level.

✓

Stock ownership guidelines for executive officers. In 2015, the Company implemented minimum stock ownership guidelines of 5X annual base salary for our CEO and 3X annual base salary for all of our other named executive officers. Our executive officers have until April 2020 to meet these requirements.

✓

Pay a high percentage of executive compensation in equity. Our executive officers receive a higher percentage of their total compensation in equity, thus aligning their interests more closely with those of our shareholders, than their peers in the industry.

✓

Clawback of equity awards. Awards granted pursuant to our 2012 Equity and Performance-Based Incentive Compensation Plan (the 2012 Plan) are subject to mandatory repayment by the grantee to the Company if the grantee is or becomes subject to any clawback requirement under applicable laws.

What We Don’t Do:

☒	No employment, “golden parachute” or severance agreements with our NEOs.

☒	No guaranteed bonus arrangements with our NEOs except in connection with new hires as inducement to attract the best candidates.

☒	No repricing of stock options.

☒

No excessive perquisites. Except for perquisites that are available to employees generally such as holiday emoluments, anniversary awards and contributions to the 401(k) Plan, the Company does not offer perquisites to our named executive officers.

☒

No tax gross ups. The Company does not provide “gross-ups” or other reimbursements of golden parachute or other taxes nor does it provide change in control benefits to its executive officers that are not available to other employees generally.

☒

No supplemental retirement plans. The Company does not provide any nonqualified deferred compensation or supplemental retirement benefits to our executives, other than providing executives the opportunity to elect to defer the receipt of shares that otherwise would be paid on vesting of certain RSUs.

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Executive Officer Stock Ownership Guidelines

The Board implemented stock ownership guidelines for executive officers effective April 28, 2015. Each executive officer is expected to beneficially own Common Stock equal in market value to a specified multiple of his or her annual base salary. The guideline for the Chief Executive Officer is five times his or her base salary and for the other executive officers is three times his or her base salary. While none of our named executive officers has met his/her stock ownership requirement as of the date of this proxy statement, they have until April 2020 to do so.

Only shares of Common Stock (i) owned by the executive, (ii) owned jointly by him/her and his/her spouse, (iii) owned by his/her spouse, (iv) held by him/her in the 401(k) Plan and (v) held in custodial accounts or trust for him/her or for his/her spouse and/or children are counted for determining compliance with these guidelines. Unvested time-based RSUs and in-the-money value of vested options are NOT counted for determining compliance with these guidelines.

Executive Compensation Philosophy and Objectives

Our compensation goals are to hire, retain and motivate our senior management to create long-term shareholder value. We pay our named executive officers a mix of cash and long-term equity compensation that we consider appropriate in view of individual and corporate performance, competitive levels, and our objective of aligning individual and shareholder interests to maximize the value of our shareholders’ investments in our securities.

In general, our compensation program for named executive officers consists of (1) payment of a base salary, (2) short-term incentives in the form of annual cash bonuses and (3) long-term incentives in the form of equity awards, which may be restricted stock units or stock options, and vest upon continued service or the achievement of defined performance goals. Annual and long-term incentive compensation for named executive officers is designed to reward achievement of Company-wide performance goals by tying awards primarily to financial objectives such as growth in FAD, Net Asset Value (NAV), Same Park NOI, the performance of acquired properties and the achievement of targeted levels of property-level returns after capitalized transactional expenditures. Other corporate and individual objectives are also considered from time to time.

Because each component of our compensation program is designed to accomplish or reward different objectives, historically and in 2015, the Compensation Committee determined the award of each component separately. Historically and in 2015, the Compensation Committee did not retain or rely on information provided by any third-party compensation consultant in setting compensation levels and awards for our named executive officers.

The Compensation Committee considers corporate, business unit and individual performance generally, and, particularly with respect to Mr. Russell’s compensation, input from other Board members, including the Chairman of the Board. With respect to the compensation of the executive officers who report to Mr. Russell, the Compensation Committee also considers the recommendations of Mr. Russell.

The Compensation Committee made all final compensation decisions for named executive officers in 2015.

For more information on the Compensation Committee and its responsibilities, see “Corporate Governance and Board Matters — Compensation Committee” on page 14.

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Elements of Compensation

To achieve our compensation objectives, we believe that total executive compensation should be balanced among the following components:

●	Annual base salary;

●	Short-term performance bonus awards; and

●	Long-term, equity-based incentive compensation.

In general, our compensation program for executive officers consists of (1) payment of an annual base salary, (2) short-term incentive opportunities in the form of bonuses that are generally paid in cash and (3) long-term incentive opportunities in the form of equity awards, which typically include RSU awards which generally vest upon continued service.

The following charts depict for Mr. Russell, our Chief Executive Officer, and for our four other named executive officers, the split between (i) compensation that is tied to the achievement of performance goals, consisting of long-term equity incentive compensation in the form of RSUs and short-term non-equity incentive compensation in the form of cash bonuses and (ii) compensation that is not tied to performance goals, consisting of base salary and all other compensation. We believe that paying a significantly larger percentage of total compensation to our CEO and other NEOs in performance-based cash and equity awards, as depicted below, properly aligns with our compensation objectives.

Annual Base Salaries. Base salaries provide a base level of monthly income for our named executive officers. We believe that providing a fixed level of guaranteed cash compensation is important to allow us to attract and retain executives. We establish base salaries for named executive officers at levels sufficient to achieve our hiring and retention goals. However, a significant portion of the total annual cash compensation such executives can earn consists of performance-based awards through our annual cash bonus program.

Base salaries are set based on factors that include competitive conditions in the local market, an individual’s performance and responsibilities and the business judgment of the members of the Compensation Committee. The factors considered also include input from other Board members, including the Chairman of the Board, particularly with respect to Mr. Russell’s salary, and the recommendations of Mr. Russell for the other named executive officers. In general, the Compensation Committee reviews base salaries every two years for the named executive officers.

Bonuses. Our annual incentive cash bonus program provides an opportunity to reward named executive officers for performance during the fiscal year. It is generally based on the achievement of corporate, or a combination of corporate and individual, performance goals. The corporate performance goals generally relate, in any given year, to one or more of the following financial factors: growth in FAD, growth in Same Park revenue, growth in Same Park NOI and/or the maintenance of targeted levels of property-level returns after capitalized transactional expenditures. Achievement of other operational and financial goals may also be included from time to time. Individual performance goals vary from year to year depending on management’s and the Compensation Committee’s view of what is required.

Target annual incentive bonus amounts are set for each named executive officer typically at 100% of base salary.

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The actual awards are determined by the Compensation Committee after determining whether the targeted corporate performance metrics have been achieved and, with respect to individual and other goals, considering the recommendations of the Chief Executive Officer with respect to the performance of the other named executive officers. In addition, the Compensation Committee solicits the views of the Chairman and the Board, particularly with respect to the performance of the Chief Executive Officer. The Compensation Committee has the discretion to increase or reduce the amount of any actual award based on those factors that the Compensation Committee considers appropriate.

Equity-Based Compensation. Equity awards of RSUs or stock options are long-term incentives designed to reward long-term growth in the price of, and in the case of RSUs, dividends paid on, our common stock. Both types of equity awards help retain executives because they achieve their maximum value only if the executive continues to be employed by us for a period of years and their value is enhanced if the price of our common stock increases after the date of grant. RSU awards may also offer value during difficult market conditions because they retain some value even in declining markets, which may enhance their retention value at a time when we may most need executive talent. Stock options have value solely to the extent that the price of our common shares increases after the date of grant during the term of the option. Stock options are granted with an exercise price of not less than 100% of the fair market value of our common stock on the date of grant so that the executive officer may not profit from the option unless the stock price increases. No stock options were awarded to executive officers in 2015, and the Compensation Committee does not anticipate granting stock options to any current executive officer during the remaining term of the LTEIP.

The Compensation Committee has the discretion to award executive officers RSUs, stock options or a mix of both. The Compensation Committee does not set awards based on a fixed weighting between stock options and RSUs. However, it may determine not to award stock options or RSUs during certain periods. The Committee anticipates that the focus will be on RSU awards that may be made under the LTEIP for the 2014-2017 performance period.

Equity Grant Practices. Equity grants, including grants of restricted stock, RSUs or stock options, to all executive officers, including named executive officers, must be approved by the Compensation Committee. These grants occur only at meetings of the Compensation Committee, and such grants are made effective as of the date of the meeting or a future date, if appropriate (such as in the case of a new hire). In general, the Compensation Committee evaluates equity awards for executive officers in February or March of each year and evaluates the awards in light of performance during the preceding year. Equity awards are not timed in coordination with the release of material non-public information. The exercise price of all options granted is equal to the closing market price of our Common Stock on the date of grant.

Equity awards, including grants of stock options, to employees who are not executive officers may also be made by the Equity Awards Committee of the Board, which consists of two directors appointed by the Board, currently and during 2015, Messrs. Havner and Russell. These grants are made pursuant to the terms of the 2012 Plan and the authorization of the Board. The Equity Awards Committee acts after consideration of management’s recommendations. Equity grants to non-executive officers may be made at various times during the year, but are not timed in coordination with the release of material non-public information. Awards to non-executive officers typically vest over a six-year period with vesting beginning one year following the date of grant and then in five equal annual installments.

2015 Compensation

2015 Base Salaries. The Compensation Committee typically reviews base salaries for increases every two years. In July 2013, the Compensation Committee approved increases in base salaries, effective July 1, 2013, for the named executive officers. Accordingly, Mr. Russell’s base salary was set at $567,500, Mr. Petersen’s at $355,000, Mr. Stokx’s at $275,000 and Ms. Hawthorne’s at $325,000. This was the first increase in the base salaries for these executive officers since 2011. No change in base salaries for these executive officers was considered in 2014 consistent with the Committee’s practice to review base salaries every two years. In 2015, the Compensation Committee did not make any further adjustments to base salary except that in September 2015, Ms. Hawthorne’s base salary was increased to $400,000 in connection with her promotion to President of the Company, effective as of the date of her promotion in August 2015.

Annual Bonuses for 2015 Performance. In March 2015, the Compensation Committee met and considered the appropriate targets to incentivize senior management for 2015 performance in the light of still challenging market conditions. After consideration of the Company’s strategic goals and input from Mr. Russell and other Board members, including the Chairman of the Board, the Committee determined that the threshold for payment of senior executive bonuses would be tied to achieving targeted levels of growth in adjusted FAD and Same Park NOI and that, in determining whether the bonus paid is to be at, above or below the target bonus amount, the Compensation Committee will solicit the views of the Chief Executive Officer (with respect to the other named executive officers) and the Chairman and the Board (with respect to the Chief Executive Officer), taking into account the performance of each named executive officer, including achievement of individual performance goals and other factors deemed relevant by the Compensation Committee. To achieve the targeted bonus amount at the 100% level,

PS Business Parks • 2016 Proxy Statement • 30

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the Committee determined that 2015 adjusted FAD must exceed 2014 adjusted FAD by 5.0% and 2015 Same Park NOI must exceed 2014 Same Park NOI by 2.0%.

Adjusted FAD for these purposes is calculated after FAD is computed. FAD is computed by adjusting consolidated FFO for recurring capital improvements, which the Company defines as those costs incurred to maintain the assets’ value, tenant improvements, lease commissions, straight-line rent, stock compensation expense, impairment charges, amortization of lease incentives and tenant improvement reimbursements, in-place lease adjustment and the impact of EITF Topic D-42. Consolidated FFO is computed as net income, before depreciation, amortization, minority interest in income, gains or losses on asset dispositions and nonrecurring items. For purposes of calculating the FAD bonus target amounts, 2015 FAD was also adjusted to neutralize the impact of maintenance capital expenditures and by (1) decreases in preferred distributions due to the redemption of preferred securities and (2) income, capital and expenses incurred in connection with asset dispositions in 2015.

The Compensation Committee selected FAD and Same Park NOI as financial metrics because of their importance to both the PS Business Parks senior executive team and to investors. For information related to our calculation of Same Park NOI, refer to our Form 10-K for the year ended December 31, 2015.

In February 2016, the Compensation Committee considered that adjusted 2015 FAD was $138.7 million, a 13.1% increase over 2014, and 2015 Same Park NOI was $237.7 million, a 4.2% increase over 2014 Same Park NOI. These results qualified executive officers for bonuses at 100% of their targeted bonus level. After taking into account the performance of each named executive officer, the following bonus payments were made: $567,500 for Mr. Russell, $368,000 for Ms. Hawthorne, $310,000 for Mr. Peterson and $230,000 for Mr. Stokx.

The Chief Executive Officer did not participate in the deliberations of the Compensation Committee with respect to setting his bonus.

2015 Equity-based Compensation. The equity-based compensation opportunity afforded our executive officers in 2015 was limited to RSU awards that might be earned under the LTEIP adopted in March 2014.

Under the LTEIP, named executive officers are eligible to receive two types of awards of RSUs if the Company achieves targeted increases in total return (defined as growth in the Company’s internally calculated net asset value (NAV), which takes into account property-level returns after capitalized transactional expenditures, together with dividend yields) over annual and cumulative four-year performance periods. To the extent that the minimum total return target is not achieved for an annual award, the shares allocated for RSU awards in respect of such year are added to the shares that may be received if the four-year target is achieved.

The LTEIP provides for awards to be made to our executive officers if the Company achieves annual and four-year average total return levels that the Compensation Committee has determined to be challenging but achievable. Annual RSU awards may be made following completion of each of four separate annual performance periods, and a cumulative RSU award may be made in early 2018 based on total return achieved over the period 2014-2017. Under the LTEIP, executive officers may earn up to 20% of the potential RSU awards that may be made under the LTEIP each year if the maximum performance level is achieved for that year, with the actual number of RSUs awarded each year determined based on achievement of threshold, target and maximum levels of total return. If the Company’s total return does not meet the maximum performance level for any year, a number of RSUs equal to the difference between the maximum and the actual number of RSUs awarded for that year, if any, will be added to the pool of RSUs that may be awarded in respect of the cumulative award that may be made in early 2018. Any awards vest ratably over four years beginning on the date of the award. Participants receive dividends on RSUs during the vesting period.

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The following table shows the number of RSUs that may be awarded to our named executive officers in respect of a given year and over the four-year averaging period assuming the Company’s achievement of threshold, target and maximum performance levels of total return for each performance period. The table also shows the maximum number of RSUs each named executive officer may earn under the LTEIP. The RSUs available for award under the LTEIP have been allocated among the Chief Executive Officer and the other named executive officers based on the Compensation Committee’s subjective assessment of each individual’s relative responsibilities and contributions to the Company’s total returns. With respect to the allocations to the named executive officers other than Mr. Russell, the committee also considered the recommendations of Mr. Russell.

	Potential Annual RSU Awards under the LTEIP, by Total Return Performance Level*			Total Number of RSUs That May be Awarded to Each Named Executive Officer under the LTEIP, Assuming Maximum
Name	Threshold	Target	Maximum	Performance Level

Joseph D. Russell, Jr.	16,666	21,428	25,000	125,000

Maria R. Hawthorne	8,000	10,286	12,000	60,000

John W. Petersen	8,000	10,286	12,000	60,000

Edward A. Stokx	6,666	8,572	10,000	50,000

*

For purposes of the cumulative RSU awards, assumes that the Company’s total return met the maximum performance level in each of the individual years in the performance period such that none of the potential RSU awards for an individual year were carried over for potential award based on the Company’s four-year average total return performance.

In February 2016, the Compensation Committee determined that the highest total return level under the LTEIP was achieved for 2015. Accordingly, each of the named executive officers received grants in March 2016 for 2015 performance at the maximum level.

Role of Executive Officers. In general, Mr. Russell attends all meetings of the Compensation Committee at which (1) compensation of the other named executive officers or other employees is discussed and/or (2) Company-wide compensation matters, such as the consideration of new equity plans, are discussed. Mr. Russell does not vote on items before the Compensation Committee. As discussed in more detail below, the Compensation Committee solicits Mr. Russell’s view on the performance of the executive officers reporting to him, including each of the other named executive officers. In general, the Compensation Committee sets the compensation for the other named executive officers after consideration of the recommendations prepared by Mr. Russell with respect to appropriate amounts to reward and incentivize each named executive officer. In addition, the Compensation Committee solicits the views of the Chairman of the Board and other Board members, particularly with respect to compensation for Mr. Russell. The Compensation Committee met four times during 2015. Mr. Russell attended a portion of most of the meetings. Mr. Russell did not participate in the deliberations of the Compensation Committee with respect to setting his compensation.

Tax and Accounting Considerations — Section 162(m). Section 162(m) imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly-held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation, as is certain compensation paid by a partnership, such as the operating partnership. Most of our employees and all of our named executive officers are employed by the operating partnership. As a result, we do not believe the provisions of Section 162(m) apply to compensation for our named executive officers, who are employees of the operating partnership. However, our 2012 Plan was designed to permit the Compensation Committee to make awards that qualify for deduction as performance-based compensation consistent with the requirements of Section 162(m). The Compensation Committee generally considers the requirements of Section 162(m) when reviewing incentive compensation matters.

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Report of the Compensation Committee

The Compensation Committee of the Board of Directors of PS Business Parks, Inc. has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015. This report is provided by the following independent directors who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

James H. Kropp, Chair

Jennifer Holden Dunbar

Michael V. McGee

Robert S. Rollo

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Executive Compensation Tables

The following table sets forth certain information concerning the compensation paid for the years ended December 31, 2015, 2014 and 2013 to the Company’s principal executive officer, principal financial officer and the two other most highly compensated persons who were serving as executive officers of the Company on December 31, 2015. These four officers constitute all the Company’s executive officers.

I.	Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total

Joseph D. Russell, Jr.	2015	$568,301	-	$2,434,000	$567,500	$10,600	$3,580,401
Chief Executive Officer	2014	568,301	-	1,332,113	710,376	10,400	2,621,190
	2013	518,301	-	-	718,455	10,200	1,246,956

Maria R. Hawthorne	2015	353,204	-	$1,168,320	368,000	10,600	$1,900,124
President	2014	325,747	-	639,440	310,000	10,400	1,285,587
	2013	286,997	76,050	-	411,450	10,200	784,697

John W. Petersen	2015	355,801	-	$1,168,320	310,000	10,600	$1,844,721
Executive vice President and Chief Operating Officer	2014	355,801	-	639,440	300,000	10,400	1,305,641
	2013	343,301	-	-	450,930	10,200	804,431

Edward A. Stokx,	2015	275,801	-	$973,600	230,000	10,600	$1,490,001
Executive Vice President,	2014	275,801	-	532,813	260,000	10,400	1,079,014
Chief Financial Officer and Secretary	2013	262,051	64,350	-	348,150	10,200	684,751

(1)

Includes an amount of $801 per annum in holiday emoluments paid to each named executive officer, a benefit provided to all employees. Also includes an award of $2,403 for Ms. Hawthorne for her 30th anniversary with the Company, whose annualized salary for 2015 was $325,000 through August 24, 2015 and $400,000 thereafter.

(2)	Includes the portion of 2013 cash bonus that was not based on the achievement of pre-established performance criteria.

(3)

The amounts for stock awards reflect the grant date fair value. For a more detailed discussion and assumptions used in valuing the awards, refer to Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2015, included in the Company’s Form 10-K filed with the SEC on February 23, 2016.

(4)	Includes amounts earned pursuant to the Company’s annual incentive award program. For Mr. Petersen, also includes $1,500 awarded under the deferred acquisition/disposition bonus plan for 2013.

(5)	All Other Compensation for 2015 consists of Company contributions to the 401(k) Plan (4% of the annual cash compensation up to a maximum of $10,600 in 2015).

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II.	Grants of Plan-Based Awards

The following table sets forth certain information relating to grants of plan-based awards to the named executive officers for 2015 performance.

		Estimated Future
		Payouts Under Non-
		Equity Incentive Plan		Estimated Future Payouts Under
		Awards (1)		Equity Incentive Plan Awards (1)			Grant Date
							Fair Value of
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock Awards ($) (2)

Joseph D. Russell, Jr.
Annual Incentive	03/13/15	567,500	2,837,500	-	-	-	-
RSUs	03/15/16	-	-	16,666	21,428	25,000	$2,434,000

Maria R. Hawthorne
Annual Incentive	09/24/15	400,000	2,000,000	-	-	-	-
RSUs	03/15/16	-	-	8,000	10,286	12,000	1,168,320

John W. Petersen
Annual Incentive	02/16/15	355,000	1,775,000	-	-	-	-
RSUs	03/15/16	-	-	8,000	10,286	12,000	1,168,320

Edward A. Stokx
Annual Incentive	02/16/15	275,000	1,375,000	-	-	-	-
RSUs	03/15/16	-	-	6,666	8,572	10,000	973,600

(1)

These amounts shown in these columns represent the range of possible annual cash incentive payouts and stock awards pursuant to the PS Business Parks performance-based compensation plan based upon achievement of 2015 performance targets. Actual payouts are shown in the Summary Compensation Table on page 34.

(2)	Amounts shown in this column reflect the fair value of stock awards computed as of the of the grant dates.

PS Business Parks • 2016 Proxy Statement • 35

Proposal 3

III.	Option Exercises and Stock Vested in 2015

The following table provides information about options exercised by the named executive officers during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Joseph D. Russell, Jr.	50,686	$1,339,980	4,967	$400,252

Maria R. Hawthorne	16,550	387,095	2,400	193,452

John W. Petersen	11,548	279,886	2,600	210,248

Edward A. Stokx	10,874	392,421	2,067	166,835

(1)

Value realized on exercise represents the difference between the market price of the Company stock at the time of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings

Name	RSU Vesting Date	Fair Market Value of RSUs
Joseph D. Russell, Jr.	02/22/15	$67,184
	03/15/15	333,068
Maria R. Hawthorne	02/22/15	33,592
	03/15/15	159,860
John W. Petersen	02/22/15	50,388
	03/15/15	159,860
Edward A. Stokx	02/22/15	33,592
	03/15/15	133,243

PS Business Parks • 2016 Proxy Statement • 36

Proposal 3

IV.	Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares of Stock that Have Not Vested ($) (3)
Joseph D. Russell, Jr.	-	-	$-	-	14,899	$1,302,620
Maria R. Hawthorne	-	-	-	-	7,200	629,496
John W. Petersen	35,000	-	50.63	03/15/20	7,800	681,954
Edward A. Stokx	19,123	-	50.63	03/15/20	6,199	541,979

(1)	None of our named executive officers had unvested options outstanding as of December 31, 2015.

(2)	All unvested RSUs were granted on (i) February 22, 2012, which RSUs vest on February 22, 2016, 2017 and 2018 and (ii) March 15, 2015, which RSUs vest on March 15, 2016, 2017 and 2018.

(3)	Assumes a price of $87.43 per share, the closing price for our common stock on the NYSE on December 31, 2015.

PS Business Parks • 2016 Proxy Statement • 37

Proposal 3

V.	Potential Payments Upon Termination or Change of Control

Payments Upon Termination. We do not have a formal severance or retirement program for payments on termination of employment through voluntary or involuntary termination, other than as specifically set forth in the 2012 Plan, the 2003 Stock Option and Incentive Plan (the 2003 Plan), the 401(k) Plan or as required by law. These include:

•	vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

•	amounts contributed under our 401(k) Plan; and

•	accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability. In the event of the death or permanent and total disability of a named executive officer while employed by the Company, the executive officer will receive 401(k) Plan contributions noted above and accrued unused vacation pay, in addition to the following:

•

All unvested outstanding stock options held by the officer accelerate and vest as of the date of death and may be exercised during the one-year period following the date of death, but prior to termination of the option;

•

All outstanding unvested stock options and restricted stock units held by the officer continue to vest and are exercisable during the one-year period following the date of such permanent and total disability, but prior to termination of the option; and

•	The officer will receive payments under the Company’s life insurance program or disability plan, as applicable, similar to all other employees of the Company.

Payments Upon a Change of Control. The Company’s 2003 Plan provides that upon the occurrence of a “change of control” of the Company:

•	all outstanding unvested RSUs and restricted stock grants will vest immediately; and

•

all outstanding unvested stock options vest 15 days before consummation of such a change of control and are exercisable during such 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

A “change of control” is defined in the 2003 Plan to include:

•	the dissolution or liquidation of the Company or a merger in which the Company does not survive,

•	the sale of substantially all the Company’s assets, or

•

any transaction which results in any person or entity, other than B. Wayne Hughes and members of his family and their affiliates, owning 50% or more of the combined voting power of all classes of our stock.

The foregoing provisions do not apply to the extent (1) provision is made in writing in connection with the “change of control” for continuation of the 2003 Plan or substitution of new options, restricted stock and RSUs or (2) a majority of the Board determines that the “change of control” will not trigger application of the foregoing provisions.

Under the Company’s 2012 Plan, pursuant to which the LTEIP was adopted, the occurrence of a change of control would result in the cessation of the measurement period under the plan as of the date of the change of control. Had a change of control occurred as of December 31, 2015, no payouts would have been made under the LTEIP.

The following table shows the estimated value of the acceleration of unvested equity awards pursuant to the termination events described above assuming the change of control event occurred as of December 31, 2015 and assuming a closing market price of our common stock on such date of $87.43.

Name	Value of vesting of all outstanding unvested options (1)	Value of vesting of all outstanding restricted share units (2)	Total

Joseph D. Russell, Jr.	-	$1,302,620	$1,302,620

Maria R. Hawthorne	-	629,496	629,496

John W. Petersen	-	681,954	681,954

Edward A. Stokx	-	541,979	541,979
(1)	None of our named executive officers had any unvested options outstanding as of December 31, 2015.

(2)	Represents the number of RSUs multiplied by the closing price of the Company’s common stock on the NYSE on December 31, 2015.

PS Business Parks • 2016 Proxy Statement • 38

Proposal 3

Equity Compensation Plan Information as of December 31, 2015

The following table sets forth certain equity compensation plan information as of December 31, 2015:

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))

Equity compensation plans approved by security holders	337,326	$64.88	1,312,972	(2)

Equity compensation plans not approved by security holders	-	-	-

Total	337,326	$64.88	1,312,972

(1)	Each of our equity compensation plans has been approved by our shareholders.

(2)	Represents shares of our common stock available for issuance under the Company’s equity compensation plan.

PS Business Parks • 2016 Proxy Statement • 39

Proposal 3

Stock Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock:

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares	Percent of Class (1)
Public Storage	7,158,354	26.48%
701 Western Avenue
Glendale, California 91201-2349 (2)
The Vanguard Group	2,943,442	10.89%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355 (3)
T. Rowe Price Associates, Inc.	2,930,758	10.84%
100 E. Pratt Street
Baltimore, Maryland 21202 (4)
BlackRock, Inc.	2,373,189	8.78%
55 East 52nd Street
New York, New York 10022 (5)
Vanguard Specialized Funds	1,457,542	5.39%
Vanguard REIT Index Fund
100 Vanguard Blvd.
Malvern, Pennsylvania 19355 (6)

(1)	The percent of class is calculated using the common stock ownership numbers as of the dates indicated below divided by shares outstanding on March 1, 2016 of 27,035,207 shares of Common Stock.

(2)

Holdings reported are as of March 1, 2016. The reporting persons listed above have filed a joint Schedule 13D, amended as of November 8, 2013. Public Storage has sole voting and dispositive power with respect to all such shares. The 7,158,354 shares of Common Stock in the above table do not include 7,305,355 Units held by Public Storage and affiliated partnerships which (pursuant to the terms of the agreement of limited partnership of our operating partnership) are redeemable by the holder for cash or, at the Company’s election, for shares of the Company’s common stock on a one-for-one basis. Upon conversion of the Units to Common Stock, Public Storage and its affiliated partnerships would own approximately 42.1% of the Common Stock (based upon the Common Stock outstanding at March 1, 2016 and assuming such conversion).

(3)

Holdings reported as of December 31, 2015 as set forth on a Schedule 13G/A filed on February 10, 2016 by The Vanguard Group, as investment adviser of its clients, to report sole voting power with respect to 56,651 shares, shared voting power with respect to 16,650 shares, sole dispositive power with respect to 2,899,934 shares and shared dispositive power with respect to 43,508 shares.

(4)

Holdings reported as of December 31, 2015 as set forth on a Schedule 13G/A filed on February 10, 2016 by T. Rowe Price Associates, Inc. (Price Associates), as investment adviser of its clients, to report sole voting power with respect to 398,816 shares and sole dispositive power with respect to 2,930,758 shares. For SEC reporting purposes, Price Associates is deemed to be a beneficial owner of these securities. However, Price Associates has expressly disclaimed that it is an owner of such securities.

(5)

Holdings reported as of December 31, 2015 as set forth in Schedule 13G/A filed on January 27, 2016 by BlackRock, Inc. and certain affiliates to report beneficial ownership and sole dispositive power with respect to 2,373,189 shares and sole voting power with respect to 2,303,388 shares.

(6)

Holdings reported as of December 31, 2015 as set forth on a Schedule 13G/A filed on February 9, 2016 by Vanguard Specialized Funds – Vanguard REIT Index Fund to report sole voting power with respect to 1,457,542 shares.

PS Business Parks • 2016 Proxy Statement • 40

Proposal 3

Security Beneficial Ownership of Directors and Management

The following table sets forth information as of March 1, 2016 concerning the beneficial ownership of Common Stock of each director of the Company, the Company’s Chief Executive Officer, the Chief Financial Officer and the other two most highly compensated persons who were executive officers of the Company on December 31, 2015 and all directors and executive officers as a group:

Name	Common Shares Beneficially Owned (1)		Percent of Class (1)
Ronald L. Havner, Jr.	220,029	(2)	*
Joseph D. Russell, Jr.	33,435		*
Jennifer Holden Dunbar	18,679	(3)	*
Sara Grootwassink Lewis	14,102		*
James H. Kropp	26,094	(4)	*
Michael V. McGee	39,251	(5)	*
Gary E. Pruitt	13,515		*
Robert S. Rollo	6,644	(6)	*
Peter Schultz	12,725		*
John W. Petersen	45,298		*
Edward A. Stokx	26,698		*
Maria R. Hawthorne	7,269		*
All Directors and Executive Officers as a Group (12 persons)	463,739	(1)(2)(3)(4)(5)(6)	1.7%

*	Less than 1%

(1)

Represents shares of Common Stock beneficially owned as of March 1, 2016 and includes options to purchase shares of Common Stock exercisable within 60 days of March 1, 2016, as follows: R. Havner, 21,445 shares; J. Russell, 0 shares; J. Holden Dunbar, 15,754 shares; S. Grootwassink Lewis, 11,102 shares; J. Kropp, 13,169 shares; M. McGee, 28,751 shares; G. Pruitt, 11,515 shares; R. Rollo, 5,342 shares; P. Schultz, 11,515 shares; J. Petersen, 35,000 shares; E. Stokx, 19,123 shares; M. Hawthorne, 0 shares. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of the Company that are held in the 401(k) Plan. Does not include restricted stock units described in the Grants of Plan-Based Awards table unless such units would vest and be issued within 60 days of the date of this table. The percentage held is calculated using the outstanding common shares on March 1, 2016 of 27,035,207 shares.

(2)

Includes 190,584 shares held by Mr. Havner and his spouse as trustees of the Havner Family Trust. Includes 1,500 shares held by a custodian of an IRA for the benefit of Mr. Havner and 2,500 shares held by a custodian of an IRA for Mr. Havner’s spouse as to which she has investment power. Includes 4,000 shares owned by the Havner Family Foundation of which Mr. Havner and his wife are co-trustees but with respect to which Mr. and Mrs. Havner disclaim any beneficial interest. Does not include shares owned by Public Storage as to which Mr. Havner disclaims beneficial ownership. Mr. Havner is Chairman of the Board, President and Chief Executive Officer of Public Storage. See “Security Ownership of Certain Beneficial Owners” on page 40 for Public Storage ownership.

(3)	All the shares are held by Ms. Dunbar and her spouse as trustees of the Lilac II Trust.

(4)	Includes 4,491 shares held by custodian of an IRA for the benefit of Mr. Kropp.

(5)

Includes unvested options to purchase 6,040 shares of Common Stock, the vesting of which is being accelerated in connection with Mr. McGee’s retirement as director. See footnote 4 to the Directors’ Compensation Table on page 17. Also includes 8,000 fully vested shares of Common Stock which Mr. McGee is entitled to receive on April 26, 2016 under our Retirement Plan for Non-Employee Directors. See “Compensation of Directors – Retirement Stock Grants” on page 16. The balance of Mr. McGee’s shares is held by a custodian of an IRA for the benefit of Mr. McGee.

(6)	Includes 1,302 shares held by custodian of two IRA accounts for the benefit of Mr. Rollo.

PS Business Parks • 2016 Proxy Statement • 41

Proposal 3

Additional Information about our Directors and Executive Officers; Certain Relationships

Policy Regarding Pledging of Shares

Our insider trading policy discourages (but does not prohibit) the pledging of shares of Common Stock by insiders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of any registered class of the Company’s equity securities to file reports of ownership and changes of ownership of those securities with the SEC and the NYSE. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to provide the Company with a copy of all Section 10(a) forms that they file.

Based solely on a review of reports we filed on behalf of our directors and executive officers, and written representations from these individuals that no other reports were required, one Form 4 report on behalf of Gary Pruitt and one Form 4 report on behalf of Jennifer Holden Dunbar were filed in an untimely manner in 2015. We believe that all other reports on behalf of our directors and executive officers were filed on a timely basis under Section 16(a).

Related Party Transaction Approval Policies and Procedures

With respect to transactions involving our directors, our Code of Ethics provides for review by the Board of related party transactions that might present a possible conflict of interest. The Nominating/Corporate Governance Committee reviews related party transactions involving Board members pursuant to the Code of Ethics. Directors are requested to submit information in advance to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee considers the matters submitted to it and makes a recommendation to the Board with respect to any action to be taken. The director with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Our executive officers are subject to our BCS. Under the BCS, executive officers are required to discuss and seek pre-approval of the Chief Executive Officer for any potential conflicts of interest. In addition, the Audit Committee reviews, on an ongoing basis, related party transactions involving our executive officers and directors or Public Storage that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements.

Relationship with Public Storage

The properties in which the Company has an equity interest are generally owned by the operating partnership. As of March 1, 2016, the Company owned approximately 77.8% of the operating partnership’s common partnership units. The remaining common partnership units were owned by Public Storage. The 7,305,355 Units held by Public Storage and affiliated partnerships are redeemable (pursuant to the terms of the agreement of limited partnership of the operating partnership) by the holder for cash or, at the Company’s election, for shares of our Common Stock on a one-for-one basis. Upon conversion of the Units to Common Stock, Public Storage and its affiliated partnerships would own approximately 42% of the Common Stock (based upon the Common Stock outstanding at March 1, 2016 and assuming such conversion).

Management Agreement with Affiliates

The operating partnership operates industrial, retail and office facilities for Public Storage and partnerships and joint ventures of which Public Storage is a general partner or joint venturer (the Affiliated Entities) pursuant to a management agreement under which Public Storage and the Affiliated Entities pay to the operating partnership a fee of 5% of the gross revenues of the facilities operated for Public Storage and the Affiliated Entities. During 2015, Public Storage and the Affiliated Entities paid fees of approximately $540,000 to the operating partnership pursuant to that management agreement. As to facilities directly owned by Public Storage, the management agreement has a seven-year term with the term being automatically extended for one year on each anniversary date (thereby maintaining a term of seven years from each anniversary date) unless either party (Public Storage or the operating partnership) notifies the other that the management agreement is not being extended, in which case it expires, as to such facilities, on the first anniversary of its then scheduled expiration date. As to facilities owned by the Affiliated Entities, the management agreement may be terminated as to such facilities upon 60 days’ notice by Public Storage (on behalf of the Affiliated Entity) and upon seven years’ notice by the operating partnership.

Public Storage also provides property management services for the self-storage component of two assets owned by the Company. These self-storage facilities, located in Palm Beach County, Florida, operate under the “Public Storage” name. Under the property management contracts, Public Storage is compensated based on a percentage of the gross revenues of the facilities managed. Under the supervision of the Company, Public Storage

PS Business Parks • 2016 Proxy Statement • 42

Proposal 3

coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activities and the selection and engagement of vendors, suppliers and independent contractors. In addition, Public Storage assists and advises the Company in establishing policies for the hire, discharge and supervision of employees for the operation of these facilities, including on-site managers, assistant managers and associate managers. Both the Company and Public Storage can cancel the property management contract upon 60 days’ notice. Management fee expenses under the contract were approximately $79,000 for the year ended December 31, 2015.

We had net amounts due from Public Storage of $57,000 at December 31, 2015 for these contracts, as well as for certain operating expenses paid by us on behalf of Public Storage.

Public Storage also owns and licenses the PS Business Parks name and logo to the Company under a royalty-free license that may be terminated upon six months’ notice to the Company.

Cost Sharing Arrangements with Affiliates and Other Transactions

Pursuant to a cost sharing and administration services agreement, PS Business Parks shares the cost of certain administrative services and rental of corporate office space with Public Storage and its affiliates. During 2015 we paid costs totaling approximately $469,000.

Ronald L. Havner, Jr., Chairman of the Board, is also Chairman, President and Chief Executive Officer of Public Storage. Gary E. Pruitt, a director, is also a member of the Public Storage board of trustees.

PS Business Parks • 2016 Proxy Statement • 43

General Information About the Meeting

Purpose of the proxy solicitation

We are providing these proxy materials on behalf of the Board of PS Business Parks, Inc. to ask for your vote and to solicit your proxies for use at our 2016 Annual Meeting to be held on April 26, 2016, or any adjournments or postponements thereof.

We have made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, because you were a shareholder as of March 1, 2016, the record date (the record date) fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting (the Notice) and to vote on matters presented at the Annual Meeting.

This proxy statement contains important information regarding the Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures. This Notice and proxy statement are first being distributed and made available on or about March 24, 2016 to holders of our common stock on the record date. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2015, which includes a copy of our 2015 Annual Report on Form 10-K (the Form 10-K), accompanies this proxy statement.

Date, time and place of the annual meeting

The Annual Meeting will be held on Tuesday, April  26, 2016 at 10:00 a.m., Pacific Daylight Time, at the Westin Pasadena, 191 North Los Robles, Pasadena, California 91101.

Who can vote

If you are a holder of PS Business Parks’ Common Stock at the close of business on the record date, you may vote the shares of Common Stock that you hold on that date at the Annual Meeting. For all matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote.

Quorum for the annual meeting

If a majority of the shares of Common Stock outstanding on the record date are present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting business to be conducted at the Annual Meeting. As of the record date, we had 27,035,207 shares of Common Stock outstanding and entitled to vote.

How proxies will be voted

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•

Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to Proposals 1 and 3 because the New York Stock Exchange (the NYSE) rules treat these matters as non-routine; and

•	Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 2 because that matter is treated as routine under the NYSE rules

Broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum but will otherwise have no effect on the outcome of the vote on Proposals 1 and 3.

If you are a registered shareholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR each of Proposals 1, 2 and 3 and in accordance with the judgment of the proxy holders as to any other matter that may properly be brought before the Annual Meeting, or any adjournments or postponements thereof.

How to cast a vote

You may vote by any of the following means:

•

By Internet: Shareholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

By Telephone: If provided on your proxy card or voting instruction card and if you live in the United States or Canada, you may submit proxies by telephone by calling the telephone number indicated on the card and following the instructions. You will need to have available the control number that appears on the card when voting.

PS Business Parks • 2016 Proxy Statement • 44

•

By Mail: Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•

In person, at the Annual Meeting: Shareholders who hold shares in their name as the shareholder of record may vote in person at the Annual Meeting. Shareholders who are beneficial owners but not shareholders of record may vote in person at the Annual Meeting only with a legal proxy obtained from their broker, trustee or nominee, as applicable.

Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

How to vote as a participant in the 401(k) Plan

If you hold your shares as a participant in the 401(k) Plan, your proxy will serve as a voting instruction for the trustee of the 401(k) Plan with respect to the amount of shares of Common Stock credited to your account as of the record date. If you provide voting instructions via your proxy card or voting instruction card with respect to your shares of Common Stock held in the 401(k) Plan, the trustee will vote those shares of Common Stock in the manner specified. The trustee will vote any shares of Common Stock for which it does not receive instructions in the same proportion as the shares of Common Stock for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares.

To allow sufficient time for the trustee to vote your shares of Common Stock, the trustee must receive your voting instructions by 7:00 a.m., Pacific Daylight Time, on April 22, 2016.

Changing your vote

You can change your vote at any time before your proxy is voted at the Annual Meeting. To revoke your proxy, you must either:

•	file an instrument of revocation with our Corporate Secretary at our principal executive offices, 701 Western Avenue, Glendale, California 91201-2349;

•	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;
•	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or

•	if you are a shareholder of record, or you obtain a legal proxy from your broker, trustee or nominee, as applicable, attend the Annual Meeting and vote in person.

If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card, voting instruction card or, if submitted over the Internet, as indicated on the submission.

Cost of this proxy solicitation

We bear all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, electronic transmission and personal interviews.

We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of Common Stock. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials. Alliance Advisors LLC may be retained as our proxy distribution agent, for which they would receive an estimated fee of $1,000 together with normal and customary expenses.

Contacting our transfer agent

Please contact PS Business Parks’ transfer agent at the phone number or address listed below, with questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account: American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, 800-937-5449.

Deadlines for receipt of shareholder proposals

Under SEC rules, any shareholder proposal intended to be presented at the 2017 Annual Meeting and included in the Company’s 2016 proxy statement must be received by us at our executive offices no later than November 24, 2016. Any such proposal should be sent to the attention of our Secretary and must meet the requirements of the SEC rules and our bylaws.

In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2017 Annual Meeting of Shareholders (including nominations for director), but does not seek to include in the Company’s 2017 Proxy Statement, must be delivered to the Company no later than February 7, 2017 if the shareholder wishes for

PS Business Parks • 2016 Proxy Statement • 45

the Company to describe the nature of the proposal in its 2017 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the Company in connection with the 2017 Annual Meeting of Shareholders should be addressed to: Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349.

Annual report on Form 10-K

A copy of our 2015 Annual Report and our 2015 Annual Report on Form 10-K accompanies this proxy statement. Additional copies are available at:

https://www.psbusinessparks.com/investor-relations/financial-reports/

The Company will furnish without charge upon written request of any shareholder a paper copy of the 2015 Form

10-K, excluding exhibits, without charge, upon a written request to Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349. Copies of exhibits will be provided at a copying charge of $0.20 per page to reimburse us for a portion of the cost.

Other matters

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment on such matters.

You are urged to vote the accompanying proxy and sign, date and return it in the enclosed pre-addressed postage-paid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

By order of the Board of Directors

Edward A. Stokx, Executive Vice President, Chief Financial Officer and Secretary Glendale, California March 24, 2016

PS Business Parks • 2016 Proxy Statement • 46

ANNUAL MEETING OF SHAREHOLDERS OF

PS BUSINESS PARKS, INC.

April 26, 2016

GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and proxy card are available at https://www.psbusinessparks.com/investor-relations/financial-reports/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20830300000000000000 8 042616

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE LISTED NOMINEES AND FOR PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.

1. Election of Directors

FOR ALL NOMINEES FOR WITHHELD ALL NOMINEES AUTHORITY

FOR (See ALL instructions EXCEPT below)

NOMINEES:

Ronald L. Havner, Jr. Joseph D. Russell, Jr. Jennifer Holden Dunbar James H. Kropp Sara Grootwassink Lewis Gary E. Pruitt Robert S. Rollo Peter Schultz

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2. Ratification of appointment of Ernst & Young LLP, independent registered public accountants, to audit the accounts of PS Business Parks, Inc. for the fiscal year ending December 31, 2016.

FOR AGAINST ABSTAIN

3. Advisory vote to approve executive compensation.

4. Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 2016.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NEW YORK 11219.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date Signature of Shareholder Date

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PS BUSINESS PARKS, INC.

701 Western Avenue Glendale, California 91201-2349

This Proxy/Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned, a record holder of Common Stock of PS Business Parks, Inc. and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Joseph D. Russell, Jr., or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the shares of Common Stock held of record by the undersigned on March 1, 2016, at the Annual Meeting of Shareholders to be held on April 26, 2016 (the “Annual Meeting”), and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the shares of Common Stock credited to the undersigned’s account under the 401(k) Plan on March 1, 2016, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL SHARES OF COMMON STOCK TO WHICH THIS PROXY/INSTRUCTION CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON STOCK FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON STOCK IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.

401(k) Plan Participants--The undersigned, if a participant in the 401(k) Plan, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of March 1, 2016. I understand that I am to mail this confidential voting instruction card to American Stock Transfer & Trust Co. (“AST”), acting as tabulation agent and that my instructions must be received by AST no later than 7:00 a.m., Pacific Daylight Time, on April 22, 2016. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document.

(continued and to be signed on reverse side) 14475 1.1